Exhibit 12.1

Certifications

I, R.L. van Iperen, certify that:

1. I have reviewed this Amendment No. 1 to the Annual Report for Form 20-F of Océ N.V. (the “Company”) for the fiscal year ended November 30, 2004; and

2. Based on my knowledge, this Amendment No. 1 to the Annual Report does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Annual Report.

/s/ R.L. VAN IPEREN
R.L. van Iperen
Chairman of the Board of Executive Directors

March 29, 2005